EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE:

Contact:

Bryce W. Rhodes, President

(713) 850-1880

Whittier Energy Corporation Announces Sale of Alabama

Oil and Gas Properties for $4.2 Million

HOUSTON — (Business Wire) — August 26, 2005 — Whittier Energy Corporation (OTCBB: WECP.OB) announced the sale of its interest in the Big Escambia Creek Field in Escambia County, Alabama for $4.2 million, with an effective date of May 1, 2005. The Company acquired a minor non-operated working interest in approximately eighteen wells in the Big Escambia Creek Field as part of its recent acquisition of RIMCO Production Company, Inc. The asset is being sold as part of Whittier’s ongoing strategy of rationalization of non-core properties in order to redeploy the capital into other investments that management believes will generate higher overall returns for the Company. The Company attributed approximately 2.7 billion cubic feet of gas equivalent (“Bcfe”) in net proved reserves to the field, which has net production of approximately 610 Mcfe per day.

Management Comments

Bryce Rhodes, Whittier Energy President and CEO, said: “This sale was completed at a premium over our allocated value for this non-core property, which was an asset acquired in the RIMCO acquisition that did not fit our portfolio. We intend to reinvest the proceeds into existing capital projects or another strategic property acquisition that will generate better long-term results for our investors.”

About Whittier Energy Corporation

Whittier Energy Corporation is an independent oil and gas exploration and production company headquartered in Houston, Texas, with operations in Texas and Louisiana. Whittier Energy also holds non-operated interests in fields located in the Gulf Coast, Oklahoma, Wyoming and California. The Company’s stock trades as WECP.OB on the Over-the-Counter Bulletin Board. Additional information about Whittier Energy can be found at www.whittierenergy.com.

Forward-Looking Statements

All statements, other than statements of historical fact, included in this report are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based upon current expectations and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. Whittier assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.